www.TractorSupply.com

TRACTOR SUPPLY COMPANY RAISES DIVIDEND;
EXPANDS ITS BOARD OF DIRECTORS WITH APPOINTMENT OF SONIA SYNGAL

BRENTWOOD, Tenn., February 11, 2026 -- Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today announced that its Board of Directors has increased its dividend by $0.04, or 4.3% year-over-year, to $0.96 per share on an annualized basis for 2026, marking the Company’s 17th consecutive year of dividend increases. In accordance with this increase, the Board of Directors has declared a quarterly cash dividend of $0.24 per share of the Company’s common stock. The dividend will be paid on March 10, 2026, to stockholders of record of the Company’s common stock as of the close of business on February 24, 2026.

Separately, the Board of Directors announce the appointment of Sonia Syngal as an independent member of its Board of Directors, effective immediately. Ms. Syngal brings a distinguished 30-plus years of leadership experience from several large public companies.

“Tractor Supply remains committed to delivering consistent cash returns to our shareholders. This dividend increase reflects the strength of our business and marks our 17th consecutive year of annual dividend growth,” said Edna Morris, Chairman of Tractor Supply Company.

“On behalf of the Board, I am pleased to welcome Sonia Syngal to Tractor Supply. Sonia brings strong leadership experience and strategic insight that will be valuable as we advance our long-term strategy and continue creating value for our shareholders,” said Morris.

With the addition of Syngal, Tractor Supply’s Board of Directors now consists of a total of 10 members. She joins nine current Tractor Supply board members with extensive expertise and experience across multiple industries.

About Sonia Syngal
Sonia Syngal has more than 30 years of industry experience and leadership, with a proven track record in global supply chain operations, brand management and product-to-market innovation across the retail, technology and automotive sectors.

Most recently, Syngal served as CEO of Gap Inc. (NYSE: GAP) from 2020 to 2022 where she led the U.S. apparel company through a period of unprecedented challenges. During her tenure, she financially stabilized the company and doubled e-commerce revenue across its portfolio of billion-dollar lifestyle brands, including Gap, Banana Republic, Old Navy and Athleta. Previously, as the CEO of Old Navy, Syngal led the brand's strategic turnaround, expanding its market presence and e-commerce capabilities. Prior to Old Navy, she spent more than a decade in leadership and operational roles with Gap that contributed to its growth and supply chain evolution and helped expand its European outlet business. Earlier in her career, Syngal held roles of increasing responsibility with Sun Microsystems for 10 years and Ford Motor Company for six years.

Syngal has served on the board of directors of Tanger Inc. (NYSE: SKT) since September 2024 and serves on the Board of Governors of Boys & Girls Clubs of America, as a senior advisor to Accenture and as a champion for Journey to Lead, a non-profit network designed to advance visionary women leaders. She has previously served on the board of directors of Foot Locker, Inc. and Gap Inc., on the board of trustees of The Gap Foundation, as a member of the California Governor's Task Force on Business and Jobs Recovery and on the steering committee of The Fashion Pact, a non-profit organization focused on a nature positive and net-zero future for fashion. Syngal earned a Bachelor of Science in Mechanical Engineering from Kettering University and a Master of Science in manufacturing systems engineering from Stanford University.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 296 on the Fortune 500. The Company’s more than 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, and Allivet, a leading online pet and animal pharmacy, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of December 27, 2025, the Company operated 2,395 Tractor Supply stores in 49 states and 207 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

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Contacts:
Mary Winn Pilkington (615) 440-4212
Rena Clayton Rolfe (615) 647-1561

investorrelations@tractorsupply.com